SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. __)

Filed by Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

      [ ] Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
      [X] Definitive Proxy Statement
      [ ] Definitive Additional Materials
      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12


                          North American Vaccine, Inc.
               --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


               --------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X]   No fee required.
      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11:

            1) Title of each class of securities to which transaction applies:______________________________________________

            2) Aggregate number of securities to which transaction applies:______________________________________________

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______________________________________

            4)    Proposed maximum aggregate value of
                  transaction:__________________________________________

            5)    Total fee paid:_______________________________________

      [ ]   Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:_______________________________________

      2)    Form, Schedule or Registration Statement No.:_________________

      3)    Filing Party:_________________________________________________

      4)    Date Filed:___________________________________________________

                             NORTH AMERICAN VACCINE, INC.
                                10150 OLD COLUMBIA ROAD
                           COLUMBIA, MARYLAND 21046 U.S.A.
                               -------------------------

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD FEBRUARY 23, 1999
                               -------------------------

      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of North American Vaccine, Inc., a Canadian corporation (the "Company"), will be held at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada on Tuesday, February 23, 1999 commencing at 9:00 a.m., local time.

      THE PURPOSES of the Annual Meeting will be:

      1.    To elect the Board of Directors for the ensuing year;
      2. To approve the Company's 1999 Non-Employee Director and Senior Executive Stock Option Plan;
      3. To appoint Arthur Andersen LLP as independent public accountants of the Company; and
      4. To consider and act upon any other matter that may properly come before, or incident to the conduct of, the meeting or any adjournment thereof.

      All shareholders are cordially invited to attend the Annual Meeting. The record date for determining those shareholders entitled to vote at the Annual Meeting is January 15, 1999. A review of the Company's operations for the year ended December 31, 1998 will be presented. The Company's 1998 Annual Report to Shareholders (including audited financial statements) is enclosed. The meeting will be subject to adjournment as the shareholders present in person or by proxy may determine.

                                          By Order of the Board of Directors,


                                          Daniel J. Abdun-Nabi
                                          SECRETARY
February 1, 1999

IMPORTANT--WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU CAN HELP IN THE PREPARATION FOR THE ANNUAL MEETING BY FILLING IN AND SIGNING THE ENCLOSED PROXY CARD AND PROMPTLY RETURNING IT IN THE ENCLOSED ENVELOPE. IF YOU ARE UNABLE TO ATTEND, YOUR SHARES WILL BE VOTED AS DIRECTED BY YOUR PROXY. IF YOU DO ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY CARD.

                             NORTH AMERICAN VACCINE, INC.
                                10150 OLD COLUMBIA ROAD
                           COLUMBIA, MARYLAND  21046  U.S.A.
                                  -------------------

                                    PROXY STATEMENT
                                  -------------------

      THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF NORTH AMERICAN VACCINE, INC. (THE "COMPANY") OF PROXIES FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY AND ANY ADJOURNMENT THEREOF (THE "MEETING") TO BE HELD AT 275 ARMAND-FRAPPIER BOULEVARD, LAVAL, QUEBEC, CANADA COMMENCING AT 9:00 A.M., LOCAL TIME, ON TUESDAY, FEBRUARY 23, 1999. This Proxy Statement, together with the accompanying proxy and the Company's 1998 Annual Report to Shareholders (including audited financial statements), is first being sent or given to the Company's shareholders on approximately February 1, 1999.

      The cost of soliciting proxies will be borne by the Company. The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders by officers or regular employees of the Company. Proxy materials will also be distributed through brokers, custodians and other nominees or fiduciaries to beneficial owners of the Company's Common Stock. The Company expects to reimburse such persons for their charges and expenses in connection with this distribution.

      Each proxy that is properly executed and returned will be voted for or against or withheld from voting on any ballot that may be called for in accordance with the instructions contained in that proxy. IF NO INSTRUCTIONS ARE GIVEN, SUCH PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES FOR DIRECTOR, THE APPROVAL OF THE COMPANY'S 1999 NON-EMPLOYEE DIRECTOR AND SENIOR EXECUTIVE SHARE OPTION PLAN (THE "1999 SESOP"), AND THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THE ACCOMPANYING PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE CALLING THE MEETING OR OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF THERE ARE ANY SUCH AMENDMENTS OR VARIATIONS OR OTHER MATTERS BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES.

      A shareholder may revoke his or her proxy at any time prior to its exercise by (1) duly filing a written notice of revocation with the Secretary of the Company, (2) duly executing and delivering a proxy bearing a later date to the Secretary of the Company, (3) voting in person at the Meeting, or (4) in any other manner permitted by law. For any written notice of revocation or later-dated proxy to be effective, it must be delivered to the Company's registered office at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the chairman of the Meeting on the day of the Meeting, or any adjournment thereof. The Company's registered office is located at 1 Place Ville Marie, 40th Floor, Montreal, Quebec H3B 4M4, Canada.

      If a quorum is present, the affirmative vote of a majority of the votes actually cast at the Meeting, in person or by proxy, is necessary to elect each of the nominees for director, to approve the 1999 SESOP and to appoint Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1999. For purposes of tallying the number of votes actually cast at the Meeting for the election of directors, approval of the 1999 SESOP and appointment of independent public accountants, any vote "for," "against" or to "withhold" from voting shall be tallied as a vote cast at the Meeting.

      "Broker non-votes" represent shares held by brokers or nominees as to which (i) the broker or nominee does not have discretionary voting power under the applicable exchange rules and (ii) instructions have not been received from the beneficial owners or the persons entitled to vote such shares. The Company's understanding is that brokers will have discretionary voting authority on all three proposals before the meeting. Abstentions and broker non-votes will not be counted as votes actually cast at the Meeting on any matter to which they relate. Finally, abstentions will, and "broker non-votes" will not, be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      In accordance with the Company's By-laws, the stock transfer records were compiled at the close of business on January 15, 1999, the record date set by the Board of Directors for determining the shareholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. On that date, there were 32,216,106 outstanding shares of the Company's Common Stock. The holders of the outstanding shares at the close of business on January 15, 1999 will be entitled to one vote for each share held by them as of such date.

                                 ELECTION OF DIRECTORS
                                   (PROPOSAL  NO. 1)

      Eleven (11) directors, comprising the entire membership of the Board of Directors of the Company, are to be elected at the Meeting. The Board of Directors has nominated the persons listed below for election as directors of the Company. If a quorum is present, an affirmative vote of a majority of votes actually cast at the Meeting is required to elect each director.


                      Name                    Age(1)         Position
                      ----                    ---            --------

               Neil W. Flanzraich.....    55       Director; Chairman
               Francesco Bellini, Ph.D.   51       Director; Vice Chairman
               Phillip Frost, M.D. ...    62       Director; Vice Chairman
               Alain Cousineau .......    56       Director
               Jonathan Deitcher .....    52       Director
               Denis Dionne ..........    49       Director
               Gervais Dionne, Ph.D. .    52       Director
               Lyle Kasprick .........    66       Director
               Francois Legault.......    42       Director
               Richard C. Pfenniger, Jr.  43       Director
               Randal D. Chase, Ph.D..    49       Nominee for Director; President and Chief
                                                   Executive Officer
               --------------------
               (1)    As of January 1, 1999.

      The Company's directors are elected at each annual meeting of the Company's shareholders and serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified, or their prior resignation or removal. There are no family relationships among any of the executive officers or directors of the Company. Under the terms of a Shareholders' Agreement, the Company's principal shareholders have agreed to vote together for the election of directors. See "Certain Transactions." Background information regarding each of the Company's nominees for director is set forth below.

      NEIL W. FLANZRAICH: Director of the Company since October 1989 and Chairman since January 1995; Vice Chairman and President since May 1998 and a director since 1997 of IVAX Corporation ("IVAX") (pharmaceutical company); shareholder with law firm of Heller Ehrman White & McAuliffe and Chairman of the Life Sciences Group of that firm from September 1995 through May 1998; General Counsel, Senior Vice President and Secretary of Syntex (U.S.A.), Inc. (pharmaceutical company), a subsidiary of Roche Holding Ltd., from January 1995 to August 1995; General Counsel from January 1992 to December 1994, Co-General Counsel from August 1987 through January 1992, and Senior Vice President from June 1981 to December 1994 of Syntex Corporation, a pharmaceutical company acquired  by  Roche  Holding  Ltd.  at the  end of  1994;  Director  of  Whitman
Educational Group, Inc. (operator of degree and non-degree granting post-secondary schools) since 1997; Director of LXR Biotechnology, Inc.
(biotechnology company) since 1997; and Director of Continucare Corporation (health-care management) since January 1998.

      FRANCESCO BELLINI, PH.D.: Director of the Company since October 1989 and Vice Chairman since June 1991; President from September 1986 to May 1998, Chief Executive Officer since October 1986 and Director since September 1986 of BioChem Pharma Inc. ("BioChem") (pharmaceutical company).

      PHILLIP FROST, M.D.: Director of the Company since October 1989 and Vice Chairman since December 1990; Chairman of the Board and Chief Executive Officer of IVAX since 1987 and President from July 1991 to January 1995; Chairman of Whitman Education Group, Inc. since 1992; Director of Northrop Grumman Corporation (aerospace company) since 1996; Vice Chairman and Director of Continucare Corporation since 1996; a trustee of the University of Miami since 1983; and a member of the Board of Governors of the American Stock Exchange since 1992.

      ALAIN COUSINEAU: Director of the Company since October 1989; Chairman of the Board of Groupe SECOR Inc. (management consultants in corporate strategic planning) since February 1993 and President from September 1985 to February 1993; Partner of Groupe SECOR Inc. since July 1983; Director of Bioniche Inc.
(biopharmaceutical company) since September 1996, which is a public company trading on the Toronto and Montreal Stock Exchanges.

      JONATHAN DEITCHER: Director of the Company since February 1990; Director and Vice President of RBC Dominion Securities (securities investment dealer) since May 1984; and Director of Renaissance Energy Ltd. (oil and gas
exploration) since 1982 and Vincor International Inc. (wine producer and retailer) since November 1993, both of which are public companies trading on the Toronto Stock Exchange.

      DENIS DIONNE: Director of the Company since October 1989; President of Societe financiere d'innovation inc. ("Sofinov"), a high technology investment fund that is a subsidiary of La Caisse de depot et placement du Quebec, since April 1996; and Senior Vice President, Economic Development and Strategic Investments from 1995 to March 1996, and Senior Vice President, Security and Investment from 1988 to March 1996, of Fonds de Solidarite des Travailleurs du Quebec, an investment fund.

      GERVAIS DIONNE, PH.D.: Director of the Company since May 1998; Executive Vice President, Research and Development of BioChem since November 1994; President and Chief Executive Officer of BioChem Therapeutics Inc. (pharmaceutical company) from February 1993 to November 1994; Vice President, Research and Development of BioChem from September 1986 to November 1994; Director of BioChem since 1991; Director of BioChem Therapeutics Inc. since 1993; Director of GeneChem Technologies (investment fund) since May 1997; and Director of Briana Bio-Tech Inc. since December 1997, a health care company that is trading on the Vancouver Stock Exchange.

      LYLE KASPRICK: Director of the Company since October 1989 and Chairman from June 1991 to January 1995; private investor since March 1988; and, since June 1993, a member of the Board of Directors and the Investment Committee of the University of North Dakota Foundation.

      FRANCOIS LEGAULT: Director of the Company since June 1996; Executive Vice President, Corporate Development and Investments of BioChem since February 1997; Senior Vice President, Finance, Administration and Treasurer of BioChem, from February 1993 to February 1997; and Vice President, Finance and Treasurer of BioChem from 1987 to February 1993.

      RICHARD C. PFENNIGER, JR.: Director of the Company since 1992; Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. since March 1997 and Director since 1992; Chief Operating Officer of IVAX from May 1994 to March 1997; and Senior Vice President -- Legal Affairs and General Counsel of IVAX from 1989 to May 1994 and Secretary from 1990 to April 1994.

      RANDAL D. CHASE, PH.D.: President and Chief Executive Officer of the Company since October 1998; President and Chief Executive Officer of Pasteur Merieux-Connaught (Canada) (pharmaceutical company) from January 1996 to October 1998 and also served as a member of the Executive Committee for Pasteur Merieux-Connaught (Worldwide), as Chairman of Pasteur Merieux-Connaught (Mexico) and a member of the Board of Directors of Rhone-Poulenc Canada (a pharmaceutical company); and from July 1993 to January 1996, Dr. Chase was with Quadra Logic Technologies (a biotechnology company) holding various positions including:
Director, President and Chief Executive Officer, and Vice President and Chief Operating Officer.

      The Board of Directors has established the following committees. The Board of Directors has not established a standing nominating committee.

      EXECUTIVE COMMITTEE - The Executive Committee is responsible for exercising the authority of the Board of Directors between meetings of the Board of Directors consistent with the limitations imposed by law. The current members of this committee are Neil Flanzraich, Francesco Bellini, Phillip Frost and Gervais Dionne.

      AUDIT COMMITTEE - The Audit Committee is responsible for meeting with the independent public accountants and representatives of management to review the scope and results of audits, the appropriateness of accounting principles used in financial reporting, and the adequacy of financial and operating controls. The current members of the Audit Committee are: Lyle Kasprick, Francois Legault and Richard Pfenniger.

      COMPENSATION  COMMITTEE - The  Compensation  Committee is responsible  for establishing executive compensation programs, granting options under the Company's stock option plans and interpreting and administering the Company's option plans. The current members of the Compensation Committee are: Alain Cousineau, Jonathan Deitcher and Denis Dionne.

      During 1998, the Board of Directors of the Company held ten meetings, the Executive Committee held three meetings, the Audit Committee held four meetings, and the Compensation Committee held seven meetings. All members of the Board of Directors attended at least 75% of their Board and committee meetings combined during the last fiscal year.

      Additional nominations for director may be made from the floor by shareholders at the Meeting. In case any of these nominees should become unavailable for such election for any reason presently unknown, the proxy holders will have discretionary authority under the proxy to vote for a suitable substitute nominee.

      COMPENSATION OF DIRECTORS

      Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors received no cash compensation for their service as directors, except as described below. Directors receive reimbursement for the expenses that they incur in performing their services as directors.

      Non-employee directors have automatically received annual grants of stock options on January 1 of each year under the 1995 Non-Employee Director and Senior Executive Stock Option Plan (the "1995 SESOP"). Accordingly, on January 1, 1998, each non-employee director received an option to acquire: (i) 20,000 shares of the Company's Common Stock where the non-employee director was the Chairman of the Board or Vice Chairman of the Board; (ii) 5,000 shares of the Company's Common Stock for all other non-employee directors; and (iii) 5,000 shares of Company's Common Stock for each committee of the Board of Directors on which non-employee directors (other than the Chairman and Vice Chairman of the Board) serve. These options were all granted to such non-employee directors at an exercise price of $24.9375 per share, the fair market value of the Company's Common Stock on January 1, 1998, the date of grant. These options will vest in three equal annual installments commencing on the January 1st following the date of the grant. No current executive officer has received, or is entitled to receive, options under the 1995 SESOP. With the automatic grant to non-employee directors on January 1, 1999, there is an insufficient number of shares available under the 1995 SESOP to permit any further automatic grants of options as described above. In order to continue the policy of compensating non-employee directors through the automatic grant of stock options, it is intended that the 1995 SESOP will be succeeded by the 1999 SESOP, subject to shareholder approval. See Proposal No. 2 - "Approval of the Company's 1999 Non-Employee Director and Senior Executive Stock Option Plan."

      Neil Flanzraich, the Chairman of the Board, received a total of $100,000 for the 1998 calendar year for his duties performed in that capacity. The Company maintains on behalf of the directors and officers of the Company a directors' and officers' liability insurance policy. For the policy year ending February 28, 1999, the premium paid by the Company for a policy with a covered limit of $30 million was approximately $333,134, with a deductible of up to $200,000 per claim. No allocation of premium was made in respect of the directors as a group or the officers as a group.

                          IDENTIFICATION OF SENIOR MANAGEMENT

      The following table identifies the senior management of the Company and the positions that they hold. Officers of the Company are elected by the Board of Directors at the annual meeting thereof to hold office until successors are elected and qualified, or their prior resignation or removal.

             Name                       Age(1)              Position(s)
             ----                       ------              -----------

        Randal D. Chase, Ph.D. (2)(3).    49     President and Chief Executive Officer
        Arthur Y. Elliott, Ph.D. (3)..    62     Senior  Vice  President -- Operations  and  Chief
                                                         Operating Officer
        Daniel J. Abdun-Nabi (3)......    44     Senior Vice President -- Legal Affairs and General
                                                         Counsel; Secretary
        Wayne Morges, Ph.D. (3).......    52     Vice President -- Quality/Regulatory Affairs
        Stephen N. Keith, M.D., M.S.P.H.  46     Vice President -- Marketing and Sales
        Edward Arcuri, Ph.D. .........    48     Vice President -- Manufacturing Operations
        Joan D.S. Fusco, Ph.D. .......    43     Vice President -- Business Development
        Lawrence J. Hineline (3)......    42     Vice President -- Finance


------------------------
      (1)   As of January 1, 1999.
      (2) See background description under heading "Election of Directors" above.
      (3) These persons are "executive officers" for purposes of the rules and regulations of the Securities and Exchange Commission.

      Background information regarding each of the Company's senior management is set forth below.

      ARTHUR Y. ELLIOTT, PH.D.: Senior Vice President -- Operations and Chief Operating Officer of the Company since March 1994; Acting President of the Company from September to October 1998; and, from 1978 to 1994, Dr. Elliott was with Merck & Co. (pharmaceutical company) holding various positions including:
Executive Director, Biological Operations; Executive Director, Quality Control; Senior Director, Biologics; Director, Biological Manufacturing; and Manager, Viral Vaccines and Veterinary Services.

      DANIEL J. ABDUN-NABI: Senior Vice President -- Legal Affairs and General Counsel of the Company since February 1990; and Secretary of the Company from June 1991.

      WAYNE MORGES, PH.D.: Vice President -- Quality/Regulatory Affairs of the Company since January 1995; Vice President -- Manufacturing Operations of the Company from June 1994 to January 1995; and from 1981 to 1994, Dr. Morges was with Merck & Co. holding various positions including: Senior Director and Responsible Head, Biological Quality Control; Director, Biological Quality Control; Manager, Hepatitis Vaccines and Recombinant Products; and Manager, Biological Quality Control Technical Services.

      STEPHEN N. KEITH, M.D., M.S.P.H.: Vice President -- Marketing and Sales of the Company since August 1995; from 1990 to 1995, Dr. Keith was with Merck & Co. holding various positions including: Senior Director, Merck-Medco Managed Care Division; Senior Customer Manager, U.S. Human Health Division; and Senior Director, Corporate Public Affairs.

      EDWARD ARCURI, PH.D.: Vice President -- Manufacturing Operations of the Company since January 1995; and from March 1991 to December 1994, Senior Director, Biological Manufacturing for Merck & Co.

      JOAN D.S. FUSCO, PH.D.: Vice President -- Business Development of the Company since January 1997; Director of Business Development of the Company from 1995 to January 1997; and Manager of Business Development of the Company from 1993 to 1994.

      LAWRENCE J. HINELINE: Vice President -- Finance of the Company since November 1993.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                 OWNERS AND MANAGEMENT

      The following table sets forth certain information provided to the Company or contained in filings with the Securities and Exchange Commission (the "SEC") regarding the beneficial ownership of shares of the Company's Common Stock as of December 31, 1998 by (i) each person who is known by the Company to own beneficially, or exercise control or direction over, more than 5% of the outstanding shares of the Company's Common Stock, (ii) all current directors of the Company, (iii) all nominees for director, (iv) each of the Named Officers
(as defined below in the section entitled "Executive Compensation-Summary Compensation Table") and (v) all current directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares specified opposite such person's name.


     Name of Beneficial Owner                      Number of Shares                  Percent of Class
     ------------------------                      ----------------                  ----------------

     BioChem Pharma Inc.......................      14,371,726 (1)                       40.7%
       275 Armand-Frappier Blvd.
       Laval, Quebec H7V 4A7
     Frost-Nevada, Limited Partnership........       4,265,482 (2)                       12.3%
       c/o Phillip Frost, M.D.
       IVAX Corporation
       4400 Biscayne Blvd.
       Miami, Florida 33137
     Phillip Frost, M.D. (3)..................       6,322,898 (2)(4)                    18.2%
       c/o IVAX Corporation
       4400 Biscayne Blvd.
       Miami, Florida 33137
     Delphi Asset Management..................       2,489,225 (5)                        7.8%
       485 Madison Avenue
       New York, New York  10022
     Denver Investment Advisors LLC...........       1,768,900 (6)                        5.5%
       1225 17th Street, 26th Floor
       Denver, Colorado  80202
     Neil W. Flanzraich (3)...................         261,560 (4)                        *
     Francesco Bellini, Ph.D. (3).............          95,198 (4)(7)                     *
     Alain Cousineau (3)......................          39,999 (4)                        *
     Jonathan Deitcher (3)....................          74,999 (4)                        *
     Denis Dionne (3).........................          29,999 (4)(8)                     *
     Gervais Dionne, Ph.D. (3)................             --  (7)                        *
     Lyle Kasprick (3)........................         456,269 (4)                        1.4%



                                      -8-


     Name of Beneficial Owner                      Number of Shares               Percent of Class
     ------------------------                      ----------------               ----------------

     Francois Legault (3).....................         9,999 (4)(7)                     *
     Sharon Mates, Ph.D. (3)..................       268,837 (4)(11)(12)                *
     Richard C. Pfenniger, Jr. (3)............        74,685 (4)(9)                     *
     Randal D. Chase, Ph.D. (10)..............            --                            *
     Arthur Y. Elliott, Ph.D. (10)............       189,117 (4)(11)                    *
     Daniel J. Abdun-Nabi (10)................       255,850 (4)(11)(13)                *
     Wayne Morges, Ph.D. (10).................        71,701 (4)(11)                    *
     Edward Arcuri, Ph.D. (10)................        83,333 (4)(11)                    *
     All directors and executive officers as a group
       (17 persons)...........................     8,251,196 (2)(4)(8)(9)(11)(12)     23.1%

    -------------------
    * Indicates less than one percent.

     (1) As reported in BioChem's Amendment No. 4 to its Schedule 13D dated November 12, 1998, the amount shown includes: 1,000,000 shares of the Company's Series A Preferred Stock, which are convertible into 2,000,000 shares of the Company's Common Stock, 57,812 shares that may be purchased upon the exercise of stock options, and $9,000,000 aggregate principal amount of 4.5% Convertible Secured Notes, which are convertible into 1,053,790 shares of the Company's Common Stock. See "Certain Transactions."

     (2) As reported in Amendment No. 2 to Schedule 13D dated November 12, 1998, 1,767,859 of these shares are held by Frost-Nevada, Limited Partnership ("Frost-Nevada"), which has sole voting and dispositive power with respect to such shares. Also includes 1,000,000 shares of the Company's Series A Preferred Stock, which are convertible into 2,000,000 shares of the Company's Common Stock, held by Frost-Nevada and $4,250,000 aggregate principal amount of 4.5% Convertible Secured Notes, which are convertible into 497,623 shares of the Company's Common Stock, held by Frost-Nevada. See "Certain Transactions." Dr. Frost is the sole shareholder of Frost-Nevada Corporation, the general partner of Frost-Nevada, and is the sole limited partner of
          Frost-Nevada. Consequently, Dr. Frost may be deemed to be the beneficial owner of all such shares held by Frost-Nevada.

     (3)  A director of the Company.

     (4) Includes, where applicable, shares that may be purchased upon the exercise of stock options presently exercisable or exercisable within 60 days of December 31, 1998 as follows: 59,998 shares with respect to Drs. Frost and Bellini and Mr. Flanzraich; 29,999 shares with respect to each of Messrs. Cousineau, Deitcher, Denis Dionne and Pfenniger; 39,999 shares with respect to Mr. Kasprick; 9,999 shares with respect to Mr. Legault; 76,666 shares with respect to Dr. Mates; 187,500 shares with respect to Dr. Elliott; 212,500 shares with respect to Mr. Abdun-Nabi; 70,252 shares with respect to Dr. Morges; 83,333 shares with respect to Dr. Arcuri; and 15,000 shares with respect to one unnamed executive officer.

     (5) Reflects aggregate beneficial ownership of the Company's Common Stock held by Delphi Asset Management ("Delphi") in its capacity as investment advisor, according to its Schedule 13G dated February 17, 1998. Delphi reports that it has sole voting power over 1,565,800 shares of the Company's Common Stock and sole dispositive power over 2,489,225 shares of the Company's Common Stock.

     (6) Reflects aggregate beneficial ownership of the Company's Common Stock held by Denver Investment Advisors LLC ("DIA") in its capacity as investment advisor, according to its Schedule 13G dated February 11, 1998. DIA reports that it has sole voting power over 1,158,600 shares of the Company's Common Stock and sole dispositive power over 1,768,900 shares of the Company's Common Stock.

     (7)  Although a director  and/or officer of BioChem,  the named  individual
          disclaims   beneficial   ownership  of  the  Company's   Common  Stock
          beneficially owned by BioChem.

     (8) 20,000 stock options are subject to a prior agreement between Mr. Denis Dionne and his former employer, whereby Mr. Dionne must exercise these options at his former employer's direction and then transfer the underlying shares of the Company's Common Stock to his former employer at cost (exercise price). Although an officer of Sofinov, Mr. Denis Dionne disclaims beneficial ownership of the shares of the Company's Common Stock beneficially owned by Sofinov. Sofinov holds $6,250,000 aggregate principal amount of 4.5% Convertible Secured Notes, which are convertible into 731,798 shares of the Company's Common Stock.

     (9)  Includes 19,686 shares held jointly by Mr. Pfenniger and his wife.

     (10) Chief executive officer or one of the four most highly compensated executive officers of the Company.

     (11) Includes, where applicable, approximately 2,771, 1,617, 2,778, 1,449 and 1,752 shares issued under the Company's 401(k) Plan and Trust as a matching contribution by the Company to the retirement accounts of Dr. Mates, Dr. Elliott, Mr. Abdun-Nabi, Dr. Morges and one unnamed executive officer, respectively.

     (12) Reflects aggregate beneficial ownership of the Company's Common Stock held by Dr. Mates as reported in her most recent Form 4 (Statement of Changes in Beneficial Ownership) dated January 11, 1999 provided to the Company. Dr. Mates is the former President of the Company.

     (13) Includes 40,000 shares held by Mr. Abdun-Nabi's spouse, for which Mr. Abdun-Nabi disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the American Stock Exchange (the "AMEX"), the exchange on which the Company's Common Stock is listed for trading. Executive officers, directors and greater than ten-percent shareholders (collectively, the "Reporting Persons") are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

       Based solely on review of the copies of such forms furnished to the Company, and written representations by the Reporting Persons received to date, the Company believes that with respect to the year ended December 31, 1998, all
Section 16(a) filing requirements applicable to the Reporting Persons were met, except that (i) one monthly report, covering twelve transactions, was not timely filed by Sharon Mates, a director and the former President of the Company whose employment with the Company terminated in September 1998, and (ii) one initial report, covering one transaction relating to the hiring of Randal D. Chase as President and Chief Executive Officer was filed late. As of the date of this proxy statement, the Company is not aware of any other exceptions; however, it should be noted that the filing date for annual statement of beneficial statements on Form 5 is February 14, 1999, which is after the date of the mailing of this proxy statement.

COMPARATIVE STOCK PERFORMANCE

       The graph below compares the cumulative total return of the Company's Common Stock (as traded on the AMEX) against the cumulative total return of the S&P 500 Composite Stock Index and the AMEX Biotechnology Index for the five years ended December 31, 1998.

       The phrase "total cumulative return" assumes that $100 was invested on December 31, 1993 in the Company's Common Stock and in each index and that all dividends were reinvested during the specified periods. The price performance of the Company's Common Stock shown below should not be viewed as being indicative of future performance.

[LINEGRAPH: COMPARATIVE STOCK PERFORMANCE GRAPH PLOT POINTS:

                               1993    1994     1995     1996     1997    1998
                               ----    ----     ----     ----     ----    ----

North American Vaccine, Inc.    100      76      128      222      227      81
S&P 500 Composite Index         100     101      139      171      229     294
AMEX Biotechnology Index        100      70      115      124      140     160]


       The graph above shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and it shall not be otherwise deemed filed under such acts.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to (1) the President and Chief Executive Officer, (2) the four other most highly compensated executive officers of the Company for the year ended December 31, 1998 and (3) the Company's former president (collectively, the "Named Officers").


                                                                            LONG-TERM
                                            ANNUAL COMPENSATION           COMPENSATION
                                 ---------------------------------------  ------------
                                                                             AWARDS
                                                                             ------
                                                                            SECURITIES
                                                           OTHER ANNUAL     UNDERLYING       ALL OTHER
    NAME AND                            SALARY    BONUS   COMPENSATION(1)     OPTIONS      COMPENSATION(2)
PRINCIPAL POSITION               YEAR    ($)       ($)          ($)            (#)              ($)
------------------               ----   ------    ------  ---------------   -----------    --------------

Randal D. Chase, Ph.D.           1998   $32,778 (3)    --         --         250,000            $104
  President & Chief Executive    1997      --          --         --             --              --
  Officer                        1996      --          --         --             --              --

Arthur Y. Elliott, Ph.D.         1998   283,000        --         --          37,500           5,623
  Senior Vice President -        1997   283,000        --         --          37,500           5,374
  Operations & Chief Operating   1996   262,080        --         --             --            5,224
  Officer

Daniel J. Abdun-Nabi             1998   224,100        --         --          25,000           5,623
  Senior Vice President -        1997   224,100        --         --          37,500 (4)       5,374
  Legal Affairs & General        1996   207,480        --         --             --            5,224
  Counsel

Wayne Morges, Ph.D.              1998   215,700        --         --          25,000           5,623
  Vice President -               1997   215,700        --         --          25,000           5,374
  Quality/Regulatory Affairs     1996   199,680        --         --             --            5,224

Edward Arcuri, Ph.D.             1998   213,400        --         --          25,000             623
  Vice President -               1997   213,400        --         --          25,000             624
  Manufacturing Operations       1996   197,600        --         --             --              474

Sharon Mates, Ph.D. (5)          1998   269,554       --         --              --            4,223
  Former President               1997   350,000 (6)   --         --           80,000           5,374
                                 1996   283,920    $50,000 (7)   --              --  (8)       5,224

-------------------

(1) For 1998, 1997 and 1996, the aggregate amount of perquisites, and other personal benefits, securities or property for each Named Officer is not reportable under SEC rules because such amount is the lesser of either $50,000 or 10% of the total annual salary for each such Named Officer.

(2) Amounts of All Other Compensation for 1998 includes (i) matching contributions made by the Company in fiscal 1998 to the Named Officer's retirement account under the North American Vaccine, Inc. Retirement and Savings 401(k) Plan and Trust ($5,000 for Drs. Elliott and Morges and Mr. Abdun-Nabi and $3,750 for Dr. Mates) and (ii) the Company's cost allocation of supplemental term life insurance ($104 for Dr. Chase, $623 for Drs. Elliott, Morges and Arcuri and Mr. Abdun-Nabi, $468 for Dr. Mates). The matching 401(k) contributions have been made in the form of the Company's Common Stock and are included in the table under the heading "Security Ownership of Certain Beneficial Owners and Management."

(3) Dr. Chase was first employed by the Company in November 1998. Represents salary earned in 1998 and paid in 1999.

(4) In addition to the grant of a new option to purchase 37,500 shares of the Company's Common Stock under the Company's 1995 Share Option Plan, Mr. Abdun-Nabi was granted a five-year extension of a previously granted option to purchase 150,000 shares of the Company's Common Stock under the Company's former Share Option Plan, which option was originally scheduled to expire on March 18, 1997. No other terms of the option were changed. The extension was effective as of March 6, 1997.

(5)   Dr. Mates was removed as President as of September 23, 1998.

(6) Includes $35,000 adjustment to 1997 salary that was determined and paid during 1998.

(7)   Bonus determined and paid in 1997 for performance during 1996.

(8) In 1996, Dr. Mates was granted an 18-month extension of a previously granted option to purchase 270,000 shares of the Company's Common Stock under the Company's former Share Option Plan, which option was originally scheduled to expire on October 30, 1996. No other terms of the option were changed. The extension was effective as of April 14, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning individual grants and extensions of stock options made to the Named Officers during the year ended December 31, 1998. The Company has not granted any stock appreciation rights ("SARs").

                                       INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                     ----------------------------------------------------      AT ASSUMED ANNUAL RATES
                     NUMBER OF        % OF                                   OF STOCK PRICE APPRECIATION
                     SECURITIES    TOTAL OPTIONS                                 FOR OPTION TERM(1)
                     UNDERLYING     GRANTED TO     EXERCISE                  ---------------------------
                      OPTIONS      EMPLOYEES IN    OR BASE     EXPIRATION
     NAME           GRANTED(2)(3)  FISCAL YEAR      PRICE        DATE             5%           10%
     ----           ------------   ------------     -----      ----------    ---------------------------
                        (#)          ($/sh)

     Randal D. Chase   250,000        26.6%       $10.625     10/13/2008     $1,670,500    $4,233,378

     Arthur Y. Elliott  37,500         4.0%        $8.75      12/09/2008        206,356       522,947

     Daniel J.
       Abdun-Nabi       25,000         2.7%        $8.75      12/09/2008        137,571       348,631

     Wayne Morges       25,000         2.7%        $8.75      12/09/2008        137,571       348,631

     Edward Arcuri      25,000         2.7%        $8.75      12/09/2008        137,571       348,631

     Sharon Mates          --          --           --            --               --            --

----------------------
    (1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the per share market price on the date of grant and an annual appreciation at the rate stated through the expiration date of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

    (2) All options were granted under the Company's 1997 Share Option Plan at fair market value and vest in three equal annual installments commencing one year after the date of grant.

    (3) In the event of a change of control of the Company, the exercisability of each option shall be automatically accelerated so that each such option outstanding shall, immediately prior to the specified effective date of a change of control, becomes fully exercisable for all shares subject to the option. The events that trigger an acceleration of the options' exercisability are: (i) a third party acquires direct or indirect ownership of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities of the Company; (ii) any election has occurred of persons to the Board of Directors of the Company that causes two-thirds of the Company's Board of Directors to consist of persons other than (A) persons who were members of the Company's Board of Directors on January 1, 1997 and (B) persons who were nominated by the Company's Board of Directors for election as members of the Company's Board of Directors at a time when two-thirds of the Company's Board of Directors consisted of persons who were members of the Company's Board of Directors on January 1, 1997; provided, however, that any person nominated for election by the Board of Directors of the Company at least two-thirds of whom constituted persons described in clauses (A) and/or (B) above or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A) above; or (iii) the shareholders of the Company approve (A) any statutory consolidation, merger or amalgamation of the Company in which the Company is not the surviving corporation (other than a merger or amalgamation of the Company in which the holders of shares of Common Stock immediately prior to the merger or amalgamation have the same proportionate ownership of the surviving corporation immediately after the merger or amalgamation), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to an entity that is not a wholly-owned subsidiary of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

  The following table summarizes the value realized by any of the Named Officers who exercised options under the Company's former Share Option Plan in fiscal 1998, as well as the number and value of unexercised options held by each Named Officer as of December 31, 1998. As the Company has not issued any SARs, no SARs were exercised.

                                                    NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                OPTIONS AT FISCAL YEAR-END               AT FISCAL YEAR-END (1)
                       SHARES                   --------------------------              -----------------------
                      ACQUIRED ON    VALUE
     NAME              EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE EXERCISABLE     UNEXERCISABLE
     ----             -----------  --------    -----------  ------------- -----------     -------------
                         (#)          ($)          (#)          (#)          ($)               ($)

     Randal D. Chase    --        $   --           --           250,000   $   --          $  --

     Arthur Y. Elliott  --            --         187,500         62,500       --           4,688

     Daniel J.
       Abdun-Nabi      10,000      106,250       212,500         50,000       --           3,125

     Wayne Morges       --            --          70,252         41,667       --           3,125

     Edward Arcuri      --            --          83,333         41,667       --           3,125

     Sharon Mates     219,037      974,317        76,666          --          --             --

---------------------------
    (1) Values based only on (i) the number of options for which the exercise price was equal to or less than $8.875 (the closing price of the Company's Common Stock on the AMEX on December 31, 1998) and (ii) the difference between such closing price and such options' exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following report of the Company's Compensation Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and it shall not be otherwise deemed filed under such acts.

To the Company's Shareholders:

      The Compensation Committee of the Company's Board of Directors is charged with reviewing and approving the compensation of the Company's executive officers, as well as any other employees earning $130,000 or more per year (individually, a "Senior Manager" and, collectively, "Senior Management"). However, the President's cash compensation is subject to final approval of the entire Board of Directors. For these purposes, compensation includes salaries, benefits, stock options and any other forms of remuneration approved by the Compensation Committee. The objectives of the Compensation Committee's compensation program are three-fold:

      o to create incentives to achieve outstanding corporate and individual performance,
      o to align Senior Management's interests with those of the Company's stockholders through potential stock ownership, and
      o to assist the Company in attracting and retaining qualified management by providing competitive levels of compensation.

      COMPONENTS OF SENIOR MANAGEMENT COMPENSATION. Consistent with these objectives and the long-term focus required at this stage of the Company's development, the Compensation Committee believes that a Senior Manager's compensation should consist of a reasonable cash salary and meaningful equity incentives in the form of stock option grants, because the ultimate value of the options is tied to long-term corporate development and enhanced shareholder value.

      Salaries for Senior Management are initially determined by evaluating the responsibilities of the position held and the experience of the individual. The competitive marketplace for management talent is also considered. Thereafter, the President, with the assistance of other members of Senior Management, makes annual salary recommendations for each Senior Manager to the Compensation Committee. The Compensation Committee reviews these recommendations and makes appropriate modifications. The Compensation Committee sets final annual salaries for Senior Management.

      Senior Managers establish annual goals and objectives (subject to their respective supervisor's approval) against which they are evaluated. The Compensation Committee also measures the performance of each Senior Manager against any increased responsibilities assumed. Further adjustments are made to reflect an assessment of the Company's performance in relation to its strategic and operational goals, as well as with its economic performance, giving due consideration to its stage of development. This assessment considers the quality and measured progress of the Company's:

      o     research and development program,
      o     manufacturing and related operations,
      o     regulatory approval process, and
      o     success  with  strategic  actions  such  as  corporate   financings,
            research and development agreements, corporate alliances and similar relationships.

      Based on the foregoing, principally the later-than-expected approval of Certiva(TRADEMARK) (the Company's unique triple toxoid diphtheria, tetanus and acellular pertussis vaccine), the Compensation Committee did not approve any increases in 1998 salaries for Senior Management. Except as described below with respect to the compensation package for the Company's current and former chief executive officers, the Compensation Committee has not, to date, established specific performance goals or tied executive compensation to the achievement of specific performance goals.

      Stock option grants represent a long-term incentive program designed to link over time Senior Management compensation with stockholder value. Because of the long time horizons required for returns on investments and strategic decisions in companies competing in the vaccine business, these grants also serve to focus Senior Management's attention on the Company's long-term needs. Generally, stock options are awarded to Senior Managers at the time that they join the Company and periodically thereafter. The Compensation Committee's intent is to immediately align the interests of Senior Management with those of the Company's shareholders through the initial stock option grant. Options are only granted subsequently on an intermittent basis in furtherance of this philosophy, taking into account the number of stock options then held by each Senior Manager. If necessary to retain a member of Senior Management, stock option grants may also be made in amounts that, when aggregated with the other forms of compensation mentioned above, will be, in the Compensation Committee's subjective judgment, fair and competitive.

      Grants of stock options are generally made upon the recommendations of the chief executive officer. However, the actual number of stock options granted is determined by the Compensation Committee's subjective analyses of each Senior Manager's function, salary, length of service, performance and value to the Company. No specific weight is given as to any of these factors. All options granted to Senior Managers are made at the then current market price. Options granted under the Company's current share option plans generally first become exercisable one year after grant and vest over a three-year period. They generally expire ten years following the date of grant. Generally, options may be exercised only so long as the optionee is an employee of the Company or within the twelve-month period following termination of employment.

      CHIEF EXECUTIVE OFFICER'S COMPENSATION. These same compensation policies were applied by the Compensation Committee to Dr. Sharon Mates, who, in the capacity of President, served as the Company's chief executive officer through September 23, 1998. The Compensation Committee did not approve for 1998 any increase in Dr. Mates' salary or the grant of any additional options. The Compensation Committee recommended this action after evaluating, among other things, Dr. Mates' accomplishments for 1997 and 1998, and the Company's performance in relation to its strategic, operational and economic goals, including the timing of FDA approval for Certiva(TRADEMARK). In April 1998, however, the Company made a loan to Dr. Mates in connection with the exercise of expiring stock options, which had been extended previously for an additional 18 months. The loan was comprised of approximately $1.0 million for the exercise of the options and $217,000 for payment of withholding taxes. The loan was made on a full recourse basis, was for a six-month period, was collateralized by approximately 94,000 shares of Company's Common Stock, which at the time of the loan had a fair market value of 125% of the principal amount of the loan. The loan accrued interest at a fair market rate. The loan was repaid in full at maturity during October, 1998, and the collateral has been released. As a matter of policy, the Company generally does not extend loans to executive officers of the Company for any purpose, including the exercise of stock options. However, the Compensation Committee, under unusual circumstances and on a case-by-case basis, occasionally will consider the advisability of extending such loans. The loan to Dr. Mates was extended to permit her to exercise the options prior their expiration and pay the associated tax obligations without having to sell shares of Common Stock in the open market.

      In October 1998, the Company appointed Dr. Randal Chase as the Company's President and Chief Executive Officer (see the biography of Dr. Chase above under "Election of Directors"). At that time, the Compensation Committee approved the following compensation package for Dr. Chase:

      o     an annual salary of $200,000,
      o an annual bonus targeted at $80,000 to be based on his performance in meeting specific goals established by Dr. Chase and approved by the Compensation Committee,
      o the grant of an option to purchase 250,000 shares of the Company's Common Stock,
      o a cash bonus to be paid if the Company is sold, which bonus amount is based on the per share value of the stock in any sale transaction, up to $1,000,000, and
      o certain other perquisites, including, among other things, housing, moving and car allowances.

      If Dr. Chase is taxed by both Canadian and U.S. authorities, the Company will pay Dr. Chase any excess tax paid above taxes payable based on Canadian rates. The Compensation Committee recommended this compensation package after evaluating (i) Dr. Chase's skill and experience in the vaccine and pharmaceutical industry and (ii) the compensation packages of officers with similar responsibilities at selected biotechnology companies. The selected companies, which are not necessarily representative of the biotechnology industry as a whole or companies similarly situated to the Company, were subjectively selected by the Compensation Committee based on factors such as size in terms of assets, employees and market capitalization, status of product pipeline, and such other factors as the Compensation Committee determined, in its subjective judgment, to be appropriate.

      The Company is generally denied a deduction for federal income tax purposes for compensation over $1 million paid in any taxable year to the
Company's chief executive officer or any of its four other most highly compensated executive officers. However, qualifying performanced-based compensation is not subject to the limitation if certain requirements are satisfied. Based on the rules under the law, the Company believes that grants of options under the Company's stock option plans are exempt from this $1 million cap. Accordingly, the Company does not expect compensation to any individual to be in excess of $1 million in fiscal 1999 for purposes of this tax law. While the Company does not have a policy that requires all compensation payable in fiscal 1999 and thereafter to be deductible under Section 162(m), the Company does not expect compensation to any individual to be in excess of $1 million for fiscal 1999 and will endeavor, whenever possible without distorting incentives for performance to enhance the value of the Company, to cause compensation to be structured so that all of it will be tax deductible.

      As the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best interests of the Company and its shareholders, it is continually evaluating those compensation programs and procedures with respect to Senior Management.


January 22, 1999                    Compensation Committee

                                    Jonathan Deitcher, Chairman
                                    Alain Cousineau
                                    Denis Dionne

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee for the Company's Board of Directors are Jonathan Deitcher (Chairman), Alain Cousineau and Denis Dionne. No member of the Compensation Committee is a current employee or a former or current officer of the Company or any of its subsidiaries. Denis Dionne is the president of Sofinov, which purchased the aggregate principal amount of $6.25 million of the 4.5% Convertible Secured Notes in the Company's $25 million financing completed in November 1998. See "Certain Transactions - Private Placement of Convertible Secured Notes."


                                 CERTAIN TRANSACTIONS
MERGER

      The  transaction,  whereby  certain  vaccine  technologies  of BioChem and
American Vaccine Corporation, the predecessor to the Company ("American Vaccine"), were combined into the Company, was consummated on February 28, 1990 (the "Merger"). As a result of the Merger, BioChem currently holds Common Stock of the Company, Series A Preferred Stock of the Company, and options to purchase Common Stock, which options may only be exercised when and to the extent that the matching options issued to former option holders of American Vaccine are first exercised. In the Merger, BioChem issued shares to the Company, together with cash and certain vaccine technologies. In the Merger, the Company and BioChem granted to each other a one-time demand registration right (with expenses to be paid by the party exercising the registration right) and certain piggy-back registration rights. The piggy-back registration rights expired on January 17, 1995 and the demand registration right, which was scheduled to expire as of January 17, 1998, was amended in January 1998 to extend that right until January 17, 2001.

      A shareholders' agreement (the "Shareholders' Agreement") was executed between Dr. Frost, Frost-Nevada and IVAX (collectively, the "Frost Group") and BioChem as part of the Merger. Under the Shareholders' Agreement, both the Frost Group and BioChem agreed to nominate an equal number of directors for election to the Board of Directors of the Company, and such nominees then select one additional nominee satisfactory to both groups of nominees. The Frost Group and BioChem agreed to vote all of their respective shares of the Company's Common Stock to elect to the Board of Directors all of the nominees so selected. The combination of the voting power of the Frost Group and BioChem under the Shareholders' Agreement gives them effective control of the Company and enables them to determine the policies and direct the operations of the Company. The

Shareholders' Agreement also grants the Frost Group and BioChem mutual rights of first refusal with respect to the sale, transfer or other similar disposition of any of their shares of the Company's Common Stock, the Company's Series A Preferred Stock or other securities of the Company held directly or indirectly by either of them. Such rights of first refusal do not apply, however, to transfers of such securities by the Frost Group or BioChem to their respective affiliates. The Shareholders' Agreement will terminate on February 28, 2000. In addition, in the event that either BioChem or the Frost Group ceases to hold an aggregate of 50% or more of the Company's Common Stock, the Company's Series A Preferred Stock and other Company securities owned by it on February 28, 1990, the selling party will lose its rights of first refusal under the Shareholders' Agreement and the provisions thereunder regarding the nomination and approval of nominees to the Board of Directors of the Company will lapse.

      In connection with the Merger, Frost-Nevada, IVAX and a former officer (collectively, the "Indemnitees"), all of whom beneficially owned, at the time, more than 5% of the outstanding capital stock of American Vaccine, entered into an Indemnification Agreement with the Company (the "Indemnification Agreement"), pursuant to which the Company agreed to indemnify the Indemnitees against any United States federal, state and local income tax liabilities that may arise under prescribed "gain recognition agreements" that the Indemnitees were required to file with the United States Internal Revenue Service and that would require the Indemnitees to recognize gain upon the occurrence of certain events. Such gain recognition agreements generally would require that the Indemnitees recognize gain (and file amended tax returns) if the Company sells American Vaccine stock that it acquired as a result of the Merger or if American Vaccine sells all or substantially all of its assets (other than in the ordinary course of business) during the period commencing on the date of consummation of the Merger and ending December 31, 2000. Under the Indemnification Agreement, the Company agreed to (i) lend the Indemnitees on an interest-free and after-tax basis, an amount equal to the taxes to be paid with the amended tax returns, and
(ii) pay the Indemnitees, on an after-tax basis, any interest and penalties with respect to the taxes to be paid with the amended returns. However, repayment of these loans will only be required at the time and to the extent that the Indemnitees receive benefit from the resulting increase in the tax basis of their Common Stock or Series A Preferred Stock. There can be no assurance that any such benefit will be received. Under the Indemnification Agreement, the Company's directors nominated by the Frost Group, with the exception of Dr. Frost, will not be precluded from voting upon a transaction that could give rise to the Company's indemnification obligations to the Indemnitees. The affirmative vote of 75% of all of the Company's directors, excluding Dr. Frost, will be required to approve any transaction that could require the payment of any indemnity pursuant to the Indemnification Agreement. No payments would be triggered under the Indemnification Agreement arising out of a tender offer for, or a business combination involving, all of the Company's Common Stock.

PRIVATE PLACEMENT OF CONVERTIBLE SECURED NOTES

      In November 1998, the Company completed a $25 million financing through the private placement of 4.5% Convertible Secured Notes ("4.5% Notes"). BioChem and Dr. Frost, affiliates of the Company, purchased 4.5% Notes in the aggregate principal amount of $9 million and $4.25 million, respectively. In addition, Sofinov purchased 4.5% Notes in the aggregate principal amount of $6.25 million. Denis Dionne, a director of the Company, is the President of Sofinov.

      The 4.5% Notes were sold at par, mature on November 13, 2003 and provide for interest payable semi-annually on May 13 and November 13 of each year commencing on May 13, 1999. The 4.5% Notes are convertible, in whole or in part, by the holder(s) at any time prior to maturity (unless previously redeemed or repurchased) into shares of the Company's Common Stock at a conversion price of approximately $8.54 per share. The conversion price was set based on the average closing price of the Company's Common Stock for the twenty (20) trading days preceding the date of the announcement of the agreement-in-principle between the Company and prospective purchasers. The measurement period for determining the conversion price began on August 26, 1998 and terminated on September 23, 1998. The closing prices of the Company's Common Stock during that period ranged from a low of $6.875 and a high of $11.25. The 4.5% Notes are secured by certain assets of the Company, are otherwise subordinated in right of payment to all existing and future senior indebtedness of the Company, do not restrict the incurrence of future senior or other indebtedness of the Company and are redeemable, in whole or in part, at the option of the Company on or after one year from the date of issuance at par, plus accrued interest to the redemption date. Upon a change in control, the Company is required to offer to purchase all of the 4.5% Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus interest. The repurchase price will be payable in cash or, at the option of the Company, in shares of the Company's Common Stock (valued at 95% of the average closing prices of the Common Stock for a specified period prior to the repurchase date).

      The 4.5% Notes are not registered under the 1933 Act or any applicable state or foreign securities laws, and were sold in reliance on prescribed exemptions from registrations under the 1933 Act and other applicable state or foreign securities laws.

      On November 12, 1998, the date on which the 4.5% Notes were issued, the closing price of the Company's Common Stock was $12.625. As this price exceeded the conversion price for the 4.5% Notes, the Company recognized an approximately $12 million beneficial conversion feature, which was recorded as paid-in capital in the fourth quarter of 1998. The amount recorded to paid-in capital was calculated by multiplying the total number of shares then issuable upon conversion of the 4.5% Notes by the difference between the closing price on the issuance date and the conversion price. This discount also was deemed to be an increase in the effective interest rate of the 4.5% Notes to be reflected as a charge to interest expense and amortized over the period from the issuance date to the date the 4.5% Notes first become convertible. Given that the 4.5% Notes are immediately convertible, the Company recognized a corresponding one-time interest charge of approximately $12 million in the fourth quarter of 1998. This interest expense is not deductible for U.S. or Canadian income tax purposes.

      On November 2, 1998, Sharon Mates, Ph.D., a director of the Company and the Company's former president, initiated litigation in United States District Court, District of Maryland (Civil Action No. AW 98-3678) (the "Complaint") against the Company, two of its directors and BioChem. The claims against the Company seek principally the following: declaratory relief against the Company regarding the approval and consummation of the private placement of the 4.5% Notes; injunctive relief seeking to prevent the Company from consummating the private placement of the 4.5% Notes; injunctive relief against the Company relating to Dr. Mates' access to Company books and records and to her continued service as a director; declaratory relief regarding the termination of employment and removal as president of the Company; and claims against the Company alleging abusive discharge and defamation. The Complaint also seeks actual and punitive damages against the Company in an unspecified amount. In addition, the Complaint seeks declaratory and injunctive relief against Dr. Frost and BioChem arising out of alleged violations of the reporting requirements of Sections 13(d) and Rule 13d-1(a) of the 1934 Act and unspecified damages from BioChem and Drs. Frost and Francesco Bellini (chief executive officer of BioChem) for tortious interference with Dr. Mates' business relations with the Company.

      In December 1998, the Company filed a motion to dismiss the Complaint in its totality. BioChem and Drs. Frost and Bellini have also filed motions to dismiss Dr. Mates' claims. The Company intends to continue to vigorously contest and defend against the claims in this litigation. The Company believes that the claims against it are without merit, that the Company has meritorious defenses available to it, and that certain claims may be covered by insurance. Under the terms of the Company's By-laws and indemnification agreements with directors, the Company is obligated to indemnify directors against certain claims. The Company is presently evaluating the extent of its indemnification obligations and available insurance coverage. In the opinion of management, this lawsuit will not have a material adverse effect on the Company. If, however, litigation costs, including indemnification obligations, and judgments against the defendants exceed the Company's available insurance coverage, this litigation could have a material adverse effect on the Company's financial condition and results of operations.

OTHER MATTERS

      In April 1998, the Company extended a loan to its then president, Dr. Mates, in connection with the exercise of expiring stock options. The loan was comprised of approximately $1.0 million for the exercise of the options and $217,000 for payment of withholding taxes. The loan was made on a full recourse basis, was for a six-month period, was collateralized by approximately 94,000 shares of Company's Common Stock, which at the time of the loan had a fair market value of 125% of the principal amount of the loan. The loan accrued interest at a fair market rate. The loan was repaid in full at maturity during October, 1998, and the collateral has been released.


                            APPROVAL OF THE COMPANY'S
        1999 NON-EMPLOYEE DIRECTOR AND SENIOR EXECUTIVE STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

      The Company's 1999 Non-Employee Director and Senior Executive Stock Option Plan (the "1999 SESOP") is being proposed to shareholders to replace the 1995 SESOP, which, following the automatic grant of shares on January 1, 1999, now has insufficient number of authorized shares to continue the policy of compensating non-employee directors through the automatic grant of stock options. The Board of Directors adopted the 1999 SESOP at a meeting on January 25, 1999, subject to the approval of the Company's shareholders. If a quorum is present, an affirmative vote of the majority of votes actually cast at the Meeting is required to approve the 1999 SESOP.

      The 1999 SESOP is designed to comply with the requirements of Rule 16b-3 promulgated under the 1934 Act, and the Company intends that options granted under the 1999 SESOP will qualify for an exception to the rule limiting the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits the deductibility of compensation over $1 million paid to the Company's President and its four other most highly compensated executive officers unless that compensation is performanced-based and the plans under which the compensation is paid are approved by the shareholders. Shareholder approval of the 1999 SESOP should permit deductibility under Section 162(m) of the Code of compensation attributable to stock options. The 1999 SESOP will not be put into effect if shareholder approval is not obtained.

      A summary of the essential features of the 1999 SESOP is provided below, but is qualified in its entirety by reference to the full text of the 1999 SESOP, which is attached as Exhibit A to this Proxy Statement.

DESCRIPTION OF 1999 SESOP

      PURPOSE. The purpose of the 1999 SESOP is to attract, keep and motivate the Company's non-employee directors and Senior Executives (as defined below) who are residents of Canada. The 1999 SESOP is not qualified under Section 401(a) of the Code, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      SHARES AVAILABLE FOR ISSUANCE. The total number of shares that may be issued under stock options granted pursuant to the 1999 SESOP is 650,000 shares of the Company's Common Stock, which may be newly issued or treasury shares. As of January 25, 1999, the 650,000 shares reserved for issuance under the 1999 SESOP had an aggregate market value of $4,550,000 (based on the closing price of the Company's Common Stock on the AMEX as of such date). No Senior Executive may receive stock options under the 1999 SESOP in any calendar year to purchase more than one percent the shares of Common Stock issued and outstanding as of the first day of that calendar year. If an option should expire, terminate or otherwise become unexercisable for any reason without having been exercised in full, the unpurchased shares will become available for further grant under the 1999 SESOP.

      ADMINISTRATION. The 1999 SESOP is administered by a committee of the Board of Directors (the "Committee"), which must consist of at least two directors who are "non-employee directors" as defined under Rule 16b-3 promulgated under the 1934 Act and who are "outside directors" as defined for purposes of Section 162(m) of the Code. Currently, the Compensation Committee of the Company's Board of Directors administrates the 1999 SESOP.

      Subject to the provisions of the 1999 SESOP, the Committee is authorized to interpret the 1999 SESOP, to prescribe, amend, and rescind rules and regulations relating to the 1999 SESOP, and to make all other determinations necessary or advisable for the administration of the 1999 SESOP. This includes, without limitation, (i) accelerating the vesting of any option already granted,
(ii) determining whether the exercise price of or taxes relating to an option may be paid in already owned shares of the Company's Common Stock and/or shares then issuable upon the exercise of the option, (iii) determining the terms and provisions of each option granted under the 1999 SESOP (which need not be identical), (iv) waiving or amend any and all restrictions and conditions of any options, including, without limitation, extending the term of any option, and
(v) authorizing any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Committee. All decisions, determinations and interpretations of the Committee are final, conclusive and binding on each optionee. Grants of options to residents of certain Canadian provinces will require regulatory approval in those provinces.

      TERM.  The 1999 SESOP will  continue in effect  until  January  25,  2009, unless earlier terminated by the Committee. Each option granted to a non-employee director will have a term of ten years. The term of each option granted to a Senior Executive shall be set by the Committee but may not exceed ten years.

      AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS. Each member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries qualifies as a non-employee director. Under the 1999 SESOP, non-employee directors will receive automatic grants of options without further action or authorization required by the Board of Directors or the Committee on each January 1, commencing with January 1, 2000. Each non-employee director will receive automatically an option to acquire: (i) 20,000 shares of the Company's Common Stock if the non-employee director is the Chairman of the Board or Vice Chairman of the Board; (ii) 5,000 shares of the Company's Common Stock for all other non-employee directors; and (iii) 5,000 shares of Company's Common Stock for each committee of the Board of Directors on which non-employee directors (other than the Chairman and Vice Chairman of the Board) serve.

      OPTION GRANTS TO SENIOR EXECUTIVES. Within the parameters established by the 1999 SESOP, the Committee selects the Senior Executives of the Company who will be granted options, the time at which an option may be granted, the number of shares for which an option is granted, the vesting schedule for the option, the term of the option and the exercise price per share of the option. The 1999 SESOP defines the term "Senior Executive" to mean any person exercising the function of president, vice-president, secretary, treasurer, controller or general manager or similar functions, but shall not include a person who is a director. Only Senior Executives who are residents of Canada are eligible to receive options under the 1999 SESOP.

      OPTION PRICE. The minimum option price for the purchase of stock pursuant to any option granted to a Senior Executive is 100% of the fair market value of the stock at the time the option is granted. The per share option price for an option granted to a non-employee director is 100% of the fair market value of the stock at the time the option is granted. Fair market value is the closing sale price of the Common Stock on the principal securities exchange (or Nasdaq, if applicable) on which the Common Stock is then trading on the date of grant or, if the there were no sales reported on that date, then on the last preceding date on which the securities exchange (or Nasdaq, if applicable) was open for trading. The optionee is required to pay for the shares to be issued upon exercise of an option in cash or by check or by such other consideration and in such other manner as the Committee may accept, which may include shares of the Company's Common Stock owned by the optionee.

      VESTING. Options automatically granted to non-employee directors will vest in three equal annual installments commencing on the January 1 first following the date of grant of the option. Options granted to Senior Executives will vest in accordance with the vesting schedule established by the Committee at the time of grant.

      TERMINATION OF EMPLOYMENT OR SERVICE. Upon a non-employee director's resignation or termination from the Board of Directors, any option held by that director is generally exercisable, to the extent that it is vested on the date of resignation or termination, at any time prior to the expiration date of the option.

      Upon a Senior Executive's resignation or termination of employment (including death), any option held by that Senior Executive is generally exercisable, to the extent that it is vested on the date of resignation or termination, for twelve months after he or she ceases to be an employee of the Company. Notwithstanding the foregoing, (1) if any non-employee director or Senior Executive is terminated or removed for willful or gross misconduct, including, without limitation, breach of fiduciary duty, then any outstanding options granted to such optionee shall terminate immediately (unless otherwise determined by the Committee), and (2) if, during the time period in which an optionee's options are exercisable after the optionee resigns or terminates his or her employment with the Company, the optionee engages in deliberate action that, as determined by the Committee (whose determination is final, binding and conclusive), causes substantial harm to the interests of the Company or constitutes a breach of any obligation of the optionee to the Company, then those options shall terminate immediately and automatically at the time of such deliberate action.

      The options granted under the 1999 SESOP may not be transferred in any manner other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA. During the optionee's lifetime, the option may be exercised only by the optionee or his or her legal representative. If an optionee dies, an option generally may be subsequently exercised by the legal representatives of the optionee's estate during the remaining term of the option, but only to the extent the optionee was entitled to exercise such option as of the date of death.

      ADJUSTMENTS. The number of shares of Common Stock covered by outstanding options, the number of shares of Common Stock authorized for issuance under the 1999 SESOP, the maximum number of shares of Common Stock with respect to which options may be granted to any employee in any calendar year, the number of shares of Common Stock automatically granted to non-employee directors each year, and the exercise price per share of outstanding options, are proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or stock dividend. In event of a dissolution or liquidation of the Company, outstanding options will terminate upon consummation of such transaction, unless otherwise provided by the Committee.

      CHANGE OF CONTROL. Options granted under the 1999 SESOP to non-employee directors become immediately exercisable in the event of a change of control of the Company. For this purpose, a change of control occurs if (1) any person acquires direct or indirect ownership of 50% of more of the combined voting power of the then outstanding voting securities of the Company as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, (2) any election has occurred of persons to the Company's Board of Directors that causes two-thirds of the Company's Board of Directors to consist of persons other than (A) persons who were directors of the Company on January 1, 1999 or (B) persons who were nominated for election to the Company's Board of Directors at a time when two-thirds of the Board of Directors consisted of persons who were directors of January 1, 1999, or (3) the Company's shareholders approve (a) a statutory consolidation, merger or amalgamation of the Company in which the Company is not the surviving corporation (other than a merger or amalgamation of the Corporation in which the holders of Common Stock immediately prior to the merger or amalgamation have the same proportionate ownership of the surviving corporation immediately after the merger or amalgamation), or (b) any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets to an entity that is not a wholly owned subsidiary of the Company.

      If any of the foregoing change of control events occurs, a non-employee director of the Company has the right, for a period of sixty days following the later of (1) the date of the event or (2) the expiration of six months from the date of grant, to elect to surrender his or her unexercised options for cancellation and receive, in the discretion of the Committee, either a cash payment or Common Stock equal to the difference between the aggregate fair market value of the unexercised shares remaining under the option and the aggregate exercised price for such shares.

      In addition, if a transaction, such as a merger, amalgamation, reorganization, consolidation, share exchange, transfer of assets, in which the Corporation is not the surviving corporation or pursuant to which a majority of the shares of Company's Common Stock are exchanged for, or converted into, or otherwise become (A) securities of another corporation or entity, or (B) other consideration, the Committee shall have the sole discretion to determine that
(i) the surviving, continuing, successor or purchasing corporation or other entity, as the case may be (the "Acquiror"), will either assume the Company's rights and obligations under outstanding options granted under the 1999 SESOP or substitute options in respect of the Acquiror's securities for outstanding options granted under the 1999 SESOP or (ii) the outstanding options shall be canceled in exchange for such consideration as the Committee shall approve (based on the value of the consideration received in the transaction by holders of the Company's Common Stock).

      AMENDMENTS TO THE PLAN AND OPTIONS. The Committee may amend, suspend, discontinue or terminate the 1999 SESOP in such respects as it deems advisable, but will not be able to amend the 1999 SESOP without shareholder approval where such approval is required in order to comply with the Canada Business Corporations Act, the Securities Act (Quebec), the rules of the exchange on which the Common Stock is listed, Section 162(m) of the Code or any other requirement of applicable law or regulation. Notwithstanding the foregoing, the change-of-control provisions described above that relate to options held by non-employee directors may not be amended or terminated at any time. In addition, the Committee may waive any conditions or rights under, or amend, suspend, discontinue or terminate, any option granted to a Senior Executive and/or the terms of any corresponding option agreement. However, no amendment to the 1999 SESOP or any option granted thereunder shall, without an optionee's consent, impair any of the rights of the optionee under any option previously granted under the 1999 SESOP.

      EFFECTIVE DATE OF THE PLAN. The 1999 SESOP is subject to the approval by the affirmative vote of a majority of the votes actually cast, in person or by proxy, at the Meeting. If the 1999 SESOP is approved, it will become effective as of January 25, 1999. The 1999 SESOP and any options granted thereunder will terminate and become null and void if the 1999 SESOP is not approved by the shareholders within twelve months after the date of its adoption by the Company's Board of Directors.

SUMMARY OF U.S. AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES

      U.S. FEDERAL INCOME TAX CONSEQUENCES. The options granted and to be granted under the 1999 SESOP will be treated as non-qualified stock options to U.S. taxpayers. The grant of a nonqualified stock option has no immediate federal income tax consequences to the optionee or the Company. Upon the exercise of a nonqualified stock option, the optionee recognizes ordinary income (subject to wage withholding and employment taxes) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company is entitled to a corresponding deduction if the compensation constitutes an ordinary and necessary business expense, the limitations of Section 162(m) of the Code do not apply, and applicable reporting requirements are satisfied. The optionee's tax basis in the shares is the exercise price plus the amount of ordinary income recognized by the optionee with respect to the option, and the optionee's holding period will commence on the date the shares are received. Upon a subsequent sale of the shares, any difference between the optionee's tax basis in the shares and the amount realized on the sale generally is treated as capital gain or loss.

      For capital assets (including stock received upon exercise of options) held for more than 12 months, the maximum rate of tax on net capital gains is 20%. A 10% rate applies to taxpayers in the 15% ordinary income tax bracket. For holding periods beginning after December 31, 2000, gains on capital assets held for more than five years are subject to a reduced rate. The 20% and 10% rates discussed above are reduced to 18% and 8%, respectively.

      In addition, upon the occurrence of certain "change in control" transactions, all outstanding options held by non-employee directors under the 1999 SESOP become immediately exercisable. Under certain circumstances, compensation payments attributable to such options may be treated as "parachute payments" under the Code, in which case a portion of such payments may be nondeductible to the Company and the recipient may be subject to a 20% excise tax.

      CANADIAN FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "ITA") and the regulations thereunder (the "Regulations") to the grant and exercise of stock options under the 1999 SESOP. The following discussion is applicable only to an individual who is an employee of the Company for purposes of the ITA and acquires stock options in respect of, in the course of, or by virtue of such employment and who, for purposes of the ITA, is a resident of Canada, deals at arm's length with the Company and will hold any Common Stock acquired pursuant to the stock option as capital property. This summary is based on the provisions of the ITA and the Regulations and all proposals to amend the ITA and the Regulations publicly announced by the Department of Finance prior to the date hereof and on the administrative practice of Revenue Canada, Customs, Excise and Taxation. Except for the foregoing, this summary does not take into account or anticipate any changes to the ITA, the Regulations or administrative practice whether by legislative, governmental or judicial action. This summary does not take into account the effect, if any, of the alternative minimum tax. For purposes of this summary all amounts and values are assumed to be expressed in Canadian dollars.

      The grant of an option and the vesting of such option under the 1999 SESOP will generally not give rise to any tax consequences to the participant.

      The amount (the "Benefit") by which the fair market value (at the date the shares are acquired) of the shares acquired pursuant to the option exceeds the option exercise price with respect to such shares will be included in the income from employment of the participant for the year in which the shares are acquired. The ITA requires, under certain circumstances, the Company to deduct and withhold amounts because of the payment of applicable income taxes, and this may apply to the Benefit.

      Provided the option exercise price (determined without reference to any change in the value of U.S. dollars relative to Canadian dollars during the period between the grant of the option and the exercise of the option) is not less than the fair market value of the shares at the date of grant, the participant should be entitled to deduct, in computing his taxable income for the year, an amount equal to one-fourth of the Benefit included in his income for such year with respect to the exercise of such option.

      The participant will be entitled to add to the adjusted cost base of the Common Stock acquired upon the exercise of the option an amount equal to the Benefit in respect thereof. Upon a subsequent disposition, other than to the Company, of the Common Stock acquired upon exercise of an option, the participant will generally realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Stock to such participant immediately prior to such disposition and any reasonable costs of disposition.

      The Company will not be entitled to any deduction in computing its income under the ITA as a result of the grant or exercise of a stock option under the 1999 SESOP.

      The foregoing summary of the effect of Canadian and U.S. federal income taxation upon the optionee and the Company under the 1999 SESOP does not purport to be complete. In addition, this summary does not discuss the provisions of the income tax laws of any state, province or foreign country in which the participant may reside. Participants should consult their own tax advisors to determine the tax consequences to them of participating in the 1999 SESOP.

CURRENT PARTICIPATION UNDER THE 1999 SESOP

      As of January 25, 1999, no options had been granted under the 1999 SESOP so all 650,000 reserved thereunder remained eligible for grant. Except for the automatic grants to non-employee directors of the Company, it is not possible to identify the persons who will be granted options under the 1999 SESOP, the number of shares subject to any option, or the terms and conditions of any option, because these matters will be determined by the Committee in the future. As of January 25, 1999 11 non-employee directors are eligible to receive stock options under the 1999 SESOP and no employee of the Company qualified as a Senior Executive under the 1999 SESOP.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 (APPROVAL OF THE COMPANY'S 1999 NON-EMPLOYEE DIRECTOR AND SENIOR EXECUTIVE STOCK OPTION
      PLAN).


                     APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                   (PROPOSAL NO. 3)

      The Board of Directors has recommended that the Company's shareholders appoint Arthur Andersen LLP as the independent public accountants for the Company to examine its consolidated financial statements for the year ending December 31, 1999. Arthur Andersen LLP was previously appointed by the shareholders as the independent public accountants for the Company for the years ended December 31, 1989 through 1998. The Company's audited consolidated balance sheets as of December 31, 1998 and 1997 and audited consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 have been submitted to the shareholders as part of the 1998 Annual Report to Shareholders accompanying this Proxy Statement. A representative of Arthur Andersen LLP will be present at the Meeting, will have the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 (APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS).

                                    OTHER BUSINESS

      The Company is not aware of any other matters that may come before the Meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters do properly come before the Meeting. Whether or not you attend the Meeting in person, please fill in, date and sign the enclosed proxy and return it promptly. If you attend the Meeting, you may, of course, vote your shares even though you may have previously sent in your proxy.

                                  2000 ANNUAL MEETING

      In the event that shareholders of the Company intend to make proposals to be presented at the Company's 2000 Annual Meeting of Shareholders to be held in May 2000 (or such date as shall be designated by the Board of Directors), such proposals, to be included in the 2000 Proxy Statement and form of proxy, must be received by the Company at its principal executive offices by no later than December 31, 1999.


APPROVAL BY THE BOARD OF DIRECTORS

THE CONTENTS AND SENDING OF THIS PROXY STATEMENT HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS OF NORTH AMERICAN VACCINE, INC.



/s/ Daniel J. Abdun-Nabi
---------------------------------
Daniel J. Abdun-Nabi, Secretary

                                                                    EXHIBIT A

                          NORTH AMERICAN VACCINE, INC.
                         1999 NON-EMPLOYEE DIRECTOR AND
                       SENIOR EXECUTIVE STOCK OPTION PLAN

      This 1999 Non-Employee Director and Senior Executive Stock Option Plan (the "Plan") of North American Vaccine, Inc., a Canadian corporation (the Corporation"), is effective as of January 25, 1999. The purpose of the Plan is to help attract, keep and motivate the Corporation's Non-Employee Directors and Senior Executives, as those terms are defined in the Plan.

                                   ARTICLE I
                            STOCK SUBJECT TO OPTION
                            -----------------------

      The total number of shares which may be issued under stock options ("options") granted pursuant to the Plan is 650,000 shares of the Corporation's Common Stock, no par value per share ("Common Stock"). The shares issued under options shall be newly issued or treasury shares of Common Stock. The grant of an option pursuant to the Plan shall reduce the number of shares of Common Stock that thereafter may be available for future grants under the Plan; provided, however, that if an option should expire, terminate or otherwise become unexercisable for any reason without having been exercised in full, the unpurchased shares that were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan. Exercise of an option in any manner shall result in a decrease in the number of shares of Common Stock that thereafter may be available for purchase under the option by the number of shares of Common Stock as to which the option is exercised.

                                  ARTICLE II
                            ADMINISTRATION OF PLAN
                            ----------------------

      SECTION 2.1 The Plan shall be administered at all times by a committee appointed by the Corporation's Board of Directors (the "Committee"). The Committee shall consist of not less than two members of the Board of Directors, each of whom is a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      SECTION 2.2 Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation,
(i) to accelerate the vesting of any option already granted, (ii) to determine whether the exercise price of or taxes relating to an option may be paid in already owned shares of Common Stock and/or shares then issuable upon the exercise of the option, (iii) to determine the terms and provisions of each option granted under the Plan (which need not be identical), (iv) to waive or amend any and all restrictions and conditions of any options, including, without limitation, extending the term of any option, and (v) to authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an option previously granted by the Committee. The Board of Directors may in its discretion at any time and from time to time alter the membership of the Committee consistent with the requirements set forth in Section 2.1.

      SECTION 2.3 Any interpretation issued by the Committee shall be final, conclusive and binding on each optionee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option agreement.

                                  ARTICLE III
             AUTOMATIC GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS
             ----------------------------------------------------

      SECTION 3.1 Each member of the Board of Directors of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a "Non-Employee Director") shall automatically receive options in accordance with the provisions of Section 3.2 below, without any further action or authorization required by the Board of Directors or the Committee.

      SECTION 3.2 (a) On each January 1, commencing on January 1, 2000, each Non-Employee Director who holds office as of the relevant January 1, shall automatically receive an option to acquire:

                  (i) 20,000 shares of the Corporation's Common Stock if the Non-Employee Director is the Chairman of the Board or Vice-Chairman of the Board; or

                  (ii) 5,000 shares of the Corporation's Common Stock for all other Non-Employee Directors.

            (b) On each January 1, commencing on January 1, 2000, each Non-Employee Director (other than the Chairman and Vice Chairman of the Board) of the Corporation who holds office as of the relevant January 1 and who serves on a committee of the Board of Directors as of the relevant January 1, shall automatically receive an option, in addition to the grant of the options prescribed in Section 3.2(a)(ii), above, to acquire 5,000 shares of the Corporation's Common Stock for each committee of the Board of Directors on which he or she serves.

      SECTION 3.3 Each option automatically granted under this Article III shall be exercisable in accordance with the following schedule:

            (a) each option shall first become exercisable to purchase one-third of the shares under such option on the first January 1 following the date of grant of the option;

            (b) each option shall first become exercisable to purchase an additional one-third of the shares under such option on the second January 1 following the date of grant of the option; and

            (c) each option shall first become exercisable to purchase the remaining one-third of the shares under such option on the third January 1 following the date of grant of the option.


                                  ARTICLE IV
                     GRANT OF OPTIONS TO SENIOR EXECUTIVES
                     -------------------------------------

      SECTION 4.1 Subject to the provisions of, and within the parameters established in, the Plan, the Committee shall have the exclusive power to select the Senior Executives, as defined in Section 4.2, of the Corporation who will be granted options, the time or times at which an option may be granted, the number of shares for which an option is granted, the vesting schedule for the options, the term of the option, and the exercise price per share of the options to be granted; provided, however, that subject to the provisions of Article X of the Plan, the maximum number of shares of Common Stock with respect to which options may be granted under the Plan to any Senior Executive in any calendar year is one percent (1%) of the shares of Common Stock issued and outstanding as of the first day of such calendar year.

      SECTION 4.2 All Senior Executives of the Corporation who are residents of Canada shall be eligible to receive options to purchase stock under the Plan. The term "Senior Executive" for purposes of the Plan shall mean any person exercising the function of president, vice-president, secretary, treasurer, controller or general manager, or similar functions but shall not include any person who is a director of the Corporation, whether or not such person would otherwise qualify as a Senior Executive. Senior Executives who are not residents of Canada are not eligible to receive options to purchase Common Stock under the Plan.

                                   ARTICLE V
                                 OPTION PRICE
                                 ------------

      For options granted to Non-Employee Directors, the option price for the purchase of any Common Stock pursuant to any option granted under Article III shall be 100% of the fair market value of the Common Stock at the time the option is granted. For options granted to Senior Executives, the minimum option price for the purchase of any Common Stock pursuant to any option granted under
Article IV shall be 100% of the fair market value of the Common Stock at the time the option is granted. The fair market value thereof shall be determined by the Committee; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing sale price of the Common Stock on the principal securities exchange (or Nasdaq, if applicable) on which the Common Stock is trading on the date of grant, or if there were no sales reported as of such date, then the last date preceding such date on which a sale was reported, or if any such exchange or quotation system is closed on that date, then on the last preceding date on which the securities exchange (or Nasdaq, if applicable) was open for trading.

                                  ARTICLE VI
                       TERM OF PLAN; VESTING OF OPTIONS
                       --------------------------------

      SECTION 6.1 The Plan shall be effective as of the date first above written and shall expire on, and all options authorized under the Plan must be granted on or before, January 25, 2009.

      SECTION 6.2 Each option granted under Article III of the Plan shall provide that it is to be exercised within a period of ten (10) years after the date the option is granted and shall be exercisable in accordance with the vesting schedule set forth in Section 3.3. Each option granted under Article IV of the Plan shall provide that it is to be exercisable within a period to be determined by the Compensation Committee, which shall not exceed ten (10) years after the date the option is granted, and shall be exercisable by the optionee at such time or times as shall be prescribed and specified in the option agreement with each such optionee. Options granted under the Plan may be exercised by the optionee in whole or in part or in installments. Options may not be exercised for a fraction of a share.

      SECTION 6.3 (a) The exercisability of each option granted under Article III of the Plan shall be automatically accelerated so that each such option outstanding shall, immediately prior to the specified effective date of any of the following events, become fully exercisable with respect to the total number of shares subject to such option and may be exercisable for all or any portion of such shares, in the event that:

                        (i) any person (as defined for purposes of Section 13(d) and 14(d) of the 1934 Act, but excluding the Corporation and any of its wholly-owned subsidiaries) acquires direct or indirect ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise;

                        (ii) any election has occurred of persons to the Board of Directors of the Corporation that causes two-thirds of the Corporation's Board of Directors to consist of persons other than (A) persons who were members of the Corporation's Board of Directors on January 1, 1999 and (B) persons who were nominated by the Corporation's Board of Directors for election as members of the Corporation's Board of Directors at a time when two-thirds of the Corporation's Board of Directors consisted of persons who were members of the Corporation's Board of Directors on January 1, 1999; provided, however, that any person nominated for election by the Board of Directors of the Corporation at least two-thirds of whom constituted persons described in clauses (A) and/or (B) above or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A) above; or

                        (iii) the shareholders of the Corporation approve (A) any statutory consolidation, merger or amalgamation of the Corporation in which the Corporation is not the surviving corporation (other than a merger or amalgamation of the Corporation in which the holders of Common Stock immediately prior to the merger or amalgamation have the same proportionate ownership of the surviving corporation immediately after the merger or amalgamation), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity that is not a wholly-owned subsidiary of the Corporation.


      (b) If one of the events cited in Section 6.3(a) occurs, any optionee granted an option pursuant to Article III of the Plan has the right, for a period of sixty (60) days following the later of (i) the date of such event or
(ii) the expiration of six (6) months from the date of grant of an option under the Plan, to elect to surrender for cancellation any option to the extent not exercised and the optionee will be entitled to receive, in the sole discretion of the Committee, either a cash payment, or Common Shares having a fair market value, equal to (A) the aggregate fair market value of the unexercised shares remaining under the option surrendered for cancellation, less (B) the aggregate exercise price for such optioned shares; provided, however, if, in the opinion of the Corporation's counsel, such discretion by the Committee would cause the members of the Committee to cease to be "non-employee directors" as defined in Rule 16b-3 of the 1934 Act or "outside directors" as defined for purposes of
Section 162(m) of the Code, then such optionee shall receive only Common Stock upon the surrender for cancellation of such option. For purposes of this Section 6.3(b), fair market value shall be determined pursuant to Article V as of the date on which an event cited in Section 6.3(a) occurs. Notwithstanding the foregoing, an optionee shall not be entitled to the benefits of this Section 6.3(b) where such event is solely attributable to the event described in Section 6.3(a)(i) and the optionee is the person (or is a member of a group which comprises the person) who acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Corporation.

                                  ARTICLE VII
                           TERMINATION OF EMPLOYMENT
                           -------------------------

      SECTION 7.1 (a) Except as noted in Section 7.2, upon a Senior Executive's resignation from or termination of employment with the Corporation for any reason whatsoever (including, without limitation, death), any option held by such person shall be exercisable within twelve (12) months after the date of such resignation or termination (or such shorter or longer period as the Committee shall determine) to the extent such person was entitled to exercise such option as of the date of such resignation or termination.

            (b) Except as noted in Section 7.2, upon a Non-Employee Director's resignation or termination from the Corporation's Board of Directors for any reason whatsoever (including, without limitation, death), any option held by such person shall be exercisable, to the extent such person was entitled to exercise such option as of the date of such resignation or termination, at any time prior to the expiration date of the option.

      SECTION 7.2 Notwithstanding the provisions of Section 7.1, if any Senior Executive or Non-Employee Director is terminated or removed by the Corporation for willful or gross misconduct, including, without limitation, breach of fiduciary duty (the Committee's determination in this regard shall be final, binding and conclusive), any and all options held by such person shall terminate immediately and automatically at the time of his or her termination, unless the Committee provides for an earlier or later time for the termination of such option(s), and such option(s) will not be exercisable after such time of termination unless otherwise determined by the Committee.

      SECTION 7.3 Subject to the provisions of the Plan, any option held by an optionee at the time of his or her death may be exercised subsequently by the legal representative of such optionee's estate during the remaining term of the option, but only to the extent such optionee was entitled to exercise such option as of the date of his or her death, unless the Committee provides otherwise. In the event of the death of an optionee during the final three (3) months of the time period specified in Section 7.1(a), the option may be exercised, at any time within three (3) months following the date of his or her death, by the optionee's estate or by a person or persons who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise such option as of the date of his or her death, unless the Committee provides for a longer or shorter period.

      SECTION 7.4 None of the events described in this Article VII shall extend the period of exercisability of an option beyond the expiration date thereof prescribed under Section 6.2 above, notwithstanding the intervention of a succeeding vesting date or an event described in Section 6.3(a). To the extent that an optionee was not entitled to exercise an option on the date of his or her resignation or termination of employment with the Corporation for any reason whatsoever (including, without limitation, death), or if the option is not exercised within the time period specified in this Article VII, the option shall terminate and become null and void, unless the Committee determines otherwise at the time of or after the grant of the option. Notwithstanding the provisions of Sections 7.1 and 7.3 hereof, no options shall be exercisable after an optionee resigns or terminates his or her employment with the Corporation in the event the optionee shall have, during the time period in which his or her options are exercisable, engaged in deliberate action which, as determined by the Committee in its sole discretion (whose determination shall be final, binding and conclusive), causes substantial harm to the interests of the Corporation or constitutes a breach of any obligation of the optionee to the Corporation. In such event, the optionee shall forfeit all rights to any unexercised option as of the date of such deliberate action and all such unexercised options shall terminate immediately and automatically at the time of such deliberate action.

      SECTION 7.5 The granting of an option to an optionee does not alter in any way the Corporation's existing rights to terminate such person's employment or position with the Corporation at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

                                 ARTICLE VIII
                              NONTRANSFERABILITY
                              ------------------

      Options granted under the Plan may not be sold, assigned or transferred, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised during the lifetime of the optionee, only by such optionee or his or her legal representative.

                                  ARTICLE IX
                              METHOD OF EXERCISE
                              ------------------

      SECTION 9.1 During the period when an option is exercisable, the option may be exercised, in whole or in part, by giving written notice of exercise to the Corporation (in form acceptable to the Corporation) specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the aggregate exercise price of the shares to be purchased in cash, check (including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by the optionee, Common Stock may be issued directly to the optionee's broker or dealer upon receipt of the purchase price in cash from the broker or dealer) or such other form and in such other manner as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock duly owned by the optionee (and for which the optionee has good title, free and clear of any liens and encumbrances) or by reduction in the number of shares of Common Stock issuable upon such exercise based, in each case, on the fair market value of the Common Stock on the date the option is exercised. In the event the purchase price of an option is paid in whole or in part through the delivery of shares of Common Stock issuable in connection with the exercise of the option, an optionee will be determined to have exercised the option with respect to those shares. In the event shares of Common Stock are surrendered to the Corporation, they shall be canceled by the Corporation. Fair market value of such Common Stock shall be determined as provided in Article V herein.

      SECTION 9.2 An option shall be deemed to be exercised when written notice of such exercise has been given to the Corporation in accordance with the terms of the option by the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Corporation. Until the issuance (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation) of the share certificate evidencing the shares to be issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned shares, notwithstanding the exercise of the option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in the Plan.

      SECTION 9.3 As a condition to the exercise of any portion of an option, the Corporation may require the person exercising such option to make whatever provision is required, in the reasonable opinion of the Corporation, to ensure that any withholding or tax obligations required by United States or Canadian federal, state/provincial, or local law as a result of the granting or exercise of such option are withheld or paid in accordance with such applicable law. Provisions for addressing the withholding or tax obligations pursuant to the preceding sentence may include, but shall not be limited to, (i) full payment of the withholding or tax obligations by the person exercising such option simultaneously with exercise of the option, (ii) the payment in shares of Common Stock already owned by optionee, based on the fair market value (as determined pursuant to Article V) of such shares on the date that the withholding or tax obligation is to be determined, to satisfy such withholding or tax requirements,
(iii) the withholding from the option, at the appropriate time, of a number of shares of Common Stock sufficient, based upon the fair market value (as determined pursuant to Article V) of such shares on the date that the withholding or tax obligation is to be determined, to satisfy such withholding or tax requirements, and (iv) an agreement by the person exercising such option that such withholding or tax obligations may be withheld in full from any compensation payable to such person.

      SECTION 9.4 (a) Shares shall not be issued pursuant to the exercise of an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of Canadian and Unites States laws, including, without limitation, Canada Business Corporations Act, the Securities Act (Quebec), the Securities Act of 1933, as amended, the 1934 Act, the rules and regulations promulgated thereunder, and the requirements of any securities exchange upon which the shares may then be listed or Nasdaq, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. As a condition to the exercise of an option, the Corporation may require the person exercising such option to complete a questionnaire in a form acceptable to the Corporation and to make certain representations and warranties required or desirable (in the opinion of the Corporation or its counsel), including, without limitation, any representations and warranties required by law, in the opinion of counsel, regarding investment intent. If, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned relevant provisions of laws, certificates representing shares issued upon exercise of the option shall bear a legend prohibiting transfer of such shares unless, in the opinion of such counsel, such transfer is not inconsistent with any of the requirements of any applicable Canadian and United States securities laws.

            (b)  Inability  of the  Corporation  to  obtain  authority  from any regulatory body having jurisdiction, which authority is deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

            (c) In the event that any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Corporation shall be under no obligation to issue stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

                                   ARTICLE X
               ADJUSTMENT OF NUMBER OF SHARES IN CERTAIN EVENTS
               ------------------------------------------------

      SECTION 10.1 Subject to any required action by the shareholders of the Corporation, each of (i) the number of shares of Common Stock covered by each outstanding option, (ii) the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no options have yet been granted or that have been returned to the Plan upon cancellation, termination or expiration of an option, (iii) the exercise price per share covered by each such outstanding option, (iv) the number of shares of Common Stock set forth in
Section 3.2 and (v) the maximum number of shares with respect to which options may be granted to any Senior Executive in any calendar year, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an option.

      SECTION 10.2 In the event of a dissolution or liquidation of the Corporation, all outstanding options will terminate upon the consummation of such action, unless otherwise provided by the Committee.

      SECTION 10.3 In the event of a merger, amalgamation, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Corporation in which the Corporation is not the surviving corporation or pursuant to which a majority of the shares that are of the same class as the shares that are subject to outstanding options granted under the Plan are exchanged for, or converted into, or otherwise become securities of another corporation or entity, or other consideration, the Committee shall have the sole discretion to determine that (i) the surviving, continuing, successor or purchasing corporation or other entity, as the case may be (the "Acquiror"), will either assume the Corporation's rights and obligations under outstanding options granted under the Plan or substitute options in respect of the Acquiror's securities for outstanding options granted under the Plan or (ii) the outstanding options shall be canceled in exchange for such consideration as the Committee shall approve (based on the value of the consideration received in the transaction by holders of the same class of shares that are subject to outstanding options).

      SECTION 10.4 Adjustments and determinations under this Article X shall be made by the Committee, upon the advice of counsel, whose decisions shall be final, binding and conclusive.

                                  ARTICLE XI
                         AMENDMENT OF PLAN AND OPTIONS
                         -----------------------------

      SECTION 11.1 Subject to the provisions of Sections 11.3 and 11.4, the Plan may be amended, altered, suspended, discontinued or terminated at any time by the Committee without the approval of the Corporation's shareholders in such respects as the Committee may deem advisable so that the Plan and/or the options granted hereunder may conform to any changes in the law or in any other respect which the Committee may deem to be in the best interests of the Corporation, other than any amendments required to be approved by shareholders under the Canada Business Corporation Act, the Securities Act (Quebec), the rules of the securities exchange or Nasdaq on which the Common Stock is listed, or in order to comply with Section 162(m) of the Code, or any other requirement of applicable law or regulation. No option may be granted during any suspension or discontinuation of the Plan or after its termination. Amendments to the Plan also shall be subject to any approvals required under applicable laws or regulations or under the applicable rules of any stock exchange or Nasdaq on which the Common Stock is listed.

      SECTION 11.2 Subject to the provisions of Sections 11.3 and 11.4, the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate, any option granted to a Senior Executive under the Plan and/or any corresponding option agreement; provided, however that the Committee may amend any option and/or the terms of any corresponding option agreement only to the extent that the option and/or such option agreement, as either may be amended, could have been granted pursuant to the Plan with such amended terms. No amendment of an option shall be deemed to be the grant of a new option for purposes of the Plan.

      SECTION 11.3 No amendment, suspension, discontinuation or termination of the Plan or any option granted hereunder shall, without an optionee's consent, impair any of the rights of the optionee under any option theretofore granted to such optionee under the Plan. The foregoing shall not limit the Committee's rights to make determinations under Sections 7.2, 7.4 and 10.3 hereof.

      SECTION  11.4  Notwithstanding  the  provisions  of Section 11.1 and 11.2,
Section 6.3 shall not be amended or terminated at any time. Further, any amendment or termination of the Plan prior to a transaction described in Section
6.3 which: (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect such transaction; or
(b) otherwise arose in connection with or in anticipation of such transaction, shall be null and void and shall have no effect whatsoever.


                                  ARTICLE XII
                      RESERVATION AND ISSUANCE OF SHARES
                      ----------------------------------

      The Corporation, during the term of the Plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan and the options granted hereunder. The issuance of shares of Common Stock upon the exercise (in accordance with the Plan) of options granted hereunder as fully paid and non-assessable shares is hereby authorized.

                                 ARTICLE XIII
                               OPTION AGREEMENT
                               ----------------

      Options shall be evidenced by written option agreements in the form or forms approved by the Committee.

                                  ARTICLE XIV
                             SHAREHOLDER APPROVAL
                             --------------------

      The effectiveness of the Plan shall be subject to approval by the shareholders of the Corporation, in a separate vote, within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained, at a duly held shareholders' meeting, by the affirmative vote of a majority of the votes actually cast, in person or by proxy, at such meeting on a separate proposal to approve the Plan. All options granted prior to shareholder approval are granted conditional upon shareholder approval of the Plan.

                                  ARTICLE XV
                           MISCELLANEOUS PROVISIONS
                           ------------------------

      SECTION 15.1 NO RIGHTS AS A SHAREHOLDER. An optionee shall have no rights as a shareholder with respect to any shares covered by his or her option until the date of the issuance of a share certificate to him or her for such shares.

      SECTION 15.2 NO RIGHT TO OPTION; NO RIGHT TO EMPLOYMENT. No employee or other person shall have any claim or right to be granted an option. Neither the Plan nor any action taken hereunder shall be construed as giving any Senior Executive any right to be retained in the employ of the Corporation or any of its subsidiaries.

      SECTION 15.3 INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Corporation's Board of Directors, the members of the Committee shall be indemnified, to the extent permitted by applicable law, by the Corporation against, and the Corporation shall advance, the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles of Incorporation and By-laws of the Corporation), or paid by them in satisfaction for a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member did not act honestly and in good faith with a view to the best interests of the Corporation. Within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall notify the Corporation of the institution of the suit and grant to the Corporation in writing the opportunity, at its own expense, to handle and defend the same.
Failure to provide such notice and grant shall, at the option of the Corporation, relieve the Corporation of the indemnification obligations set forth in this Section 15.3.

      SECTION  15.4  APPLICATION  OF  FUNDS.   The  proceeds   received  by  the
Corporation from the sale of Common Stock pursuant to options will be used for general corporate purposes.

      SECTION 15.5 NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the optionee to exercise such option.

      SECTION 15.6 OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other share option or incentive or other compensation plans in effect for the Corporation or any parent or subsidiary, nor shall the Plan preclude the Corporation or any parent or subsidiary from establishing any other forms of incentive or other compensation for employees and directors of the Corporation or any parent or subsidiary.

      SECTION 15.7 OPTIONS NOT INCLUDABLE FOR BENEFIT PURPOSES. Income recognized by an optionee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA or the rules thereunder) or group insurance or other benefit plans applicable to the optionee that are maintained by the Corporation or any of its subsidiaries, except as may be provided under the terms of such plans or determined by resolution of the Corporation's Board of Directors.

      SECTION 15.8 SINGULAR, PLURAL, GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

      SECTION 15.9 HEADINGS, ETC., NO PART OF PLAN. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

      SECTION 15.10 UNFUNDED PLAN. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares or the payment of monies under the Plan and the issuance of shares and the payment of monies to optionees under the Plan shall be subordinate to the claims of the Corporation's general creditors.

      SECTION 15.11 ACCEPTANCE OF PLAN. By accepting any option or other benefit under the Plan, each optionee, for himself and for his or her successors, assigns, heirs, beneficiaries and personal and legal representatives, shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Corporation, the Committee and the Corporation's Board of Directors.

      SECTION 15.12 GOVERNING LAW. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware, except that the issuance of Shares by the Corporation upon the exercise of options shall be governed by the Canada Business Corporations Act.

      SECTION 15.13 NO STRICT CONSTRUCTION. No rule of strict construction shall be implied against the Corporation, the Committee, or any other person in the interpretation of any of the terms of the Plan, any option granted under the Plan or any rule or procedure established by the Committee.

      SECTION 15.14 SEVERABILITY. Whenever possible, each provision in the Plan and every option at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any option at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other option at any time granted under the Plan shall remain in full force and effect.

                          NORTH AMERICAN VACCINE, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 23, 1999

      The undersigned hereby names, constitutes and appoints Randal Chase and Neil Flanzraich, or either of them acting in the absence of the other, with the power of substitution, the undersigned's true and lawful attorney and proxy to attend, act and vote for and on behalf of the undersigned at the ANNUAL MEETING OF SHAREHOLDERS OF NORTH AMERICAN VACCINE, INC. (THE "COMPANY") TO BE HELD AT 275 ARMAND-FRAPPIER BOULEVARD, LAVAL, QUEBEC, CANADA ON TUESDAY, FEBRUARY 23, 1999 COMMENCING AT 9:00 A.M. (LOCAL TIME), and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned in the manner specified on the reverse side, with all of the powers that the undersigned would possess if the undersigned were personally present.

      THE UNDERSIGNED RESERVES THE RIGHT TO REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY (i) DULY FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, (ii) DULY EXECUTING AND DELIVERING A PROXY BEARING A LATER DATE TO THE SECRETARY OF THE COMPANY, (iii) VOTING IN PERSON AT THE ANNUAL MEETING OR (iv) IN ANY OTHER MANNER PERMITTED BY LAW. FOR ANY WRITTEN NOTICE OF REVOCATION OR LATER-DATED PROXY TO BE EFFECTIVE, IT MUST BE DELIVERED TO THE COMPANY'S REGISTERED OFFICE AT ANY TIME UP TO AND INCLUDING THE LAST BUSINESS DAY PRECEDING THE DAY OF THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, OR TO THE CHAIRMAN OF THE ANNUAL MEETING ON THE DAY OF THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF. THE COMPANY'S REGISTERED OFFICE IS LOCATED AT 1 PLACE VILLE MARIE, 40TH FLOOR, MONTREAL, QUEBEC H3B 4M4, CANADA.

      THE UNDERSIGNED MAY APPOINT A PROXYHOLDER, OTHER THAN THE PROXYHOLDERS IDENTIFIED ABOVE, TO ATTEND AND ACT ON THE UNDERSIGNED'S BEHALF AT THE MEETING. TO DO SO, STRIKE THE NAME OF THE PROXYHOLDERS ABOVE AND SPECIFY ABOVE THE STRICKEN NAMES THE NAME(S) OF THE PERSON(S) SO APPOINTED.

      THIS PROXY IS BEING SOLICITED ON BEHALF OF MANAGEMENT OF THE COMPANY. UNLESS A CONTRARY DIRECTION IS INDICATED IN THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR: (1) ALL NOMINEES FOR DIRECTORS NAMED BELOW, (2) APPROVAL OF THE COMPANY'S 1999 NON-EMPLOYEE DIRECTOR AND SENIOR EXECUTIVE STOCK OPTION PLAN AND (3) APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE CALLING THE ANNUAL MEETING OR OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND ACCORDINGLY, IN THE EVENT THERE ARE ANY SUCH AMENDMENTS OR VARIATIONS OR OTHER MATTERS BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PROXYHOLDERS. MANAGEMENT IS NOT PRESENTLY AWARE OF ANY SUCH MATTERS TO BE PRESENTED FOR ACTION AT THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN IT AT ONCE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. YOU MAY VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING. IF THIS PROXY IS NOT DATED IN THE SPACE PROVIDED BELOW, IT IS DEEMED TO BEAR THE DATE ON WHICH IT IS MAILED TO SHAREHOLDERS.

                         (TO BE SIGNED ON REVERSE SIDE)

        PLEASE MARK YOUR
 /X/    VOTES AS IN THIS
        EXAMPLE.


                    FOR    WITHHOLD     NOMINEES:

1. Election of      / /      / /        Neil W. Flanzraich           2. Approval of the Company's      FOR       AGAINST     ABSTAIN
   Directors.                           Francesco Bellini               1999 Non-Employee Director      / /        / /          / /
                                        Phillip Frost                   and Senior Executive Stock
                                        Alain Cousineau                 Option Plan.
                                        Jonathan Deitcher
FOR, except vote withheld from the      Denis Dionne                 3. Appointment of Independent      / /        / /          / /
following nominee(s):                   Gervais Dionne                  Accountants.
                                        Lyle Kasprick
                                        Francois Legault             4. Upon such other  matters as may  properly  come
                                        Richard C. Pfenniger, Jr.       before,  or  incident  to the  conduct  of, the
                                        Randal D. Chase                 meeting  or any  adjournment  thereof  in  such
                                                                        manner as the proxyholders,  in their judgment,
                                                                        determine. Management is not presently aware of
                                                                        any such matters to be presented  for action at
                                                                        the meeting.






SIGNATURE(S)                                         DATE
            -----------------------------------           ----------------------
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.